UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Hawthorn Bancshares, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Hawthorn Bancshares, Inc.
132 East High Street
Jefferson City, Missouri 65101
April 29, 2021
Dear Shareholder:
You are invited to attend the annual meeting of shareholders of Hawthorn Bancshares, Inc. to be held at Hawthorn Bank located at 3600 Amazonas, Jefferson City, Missouri, on Tuesday, June 8, 2021, commencing at 9:00 a.m., local time.
We are relying on a rule of the Securities and Exchange Commission that allows us to furnish our proxy statement and related proxy card, as well as our 2020 Annual Report, to shareholders over the internet. This means our shareholders will receive only a notice containing instructions on how to access the proxy materials over the internet and vote online. If you receive this notice but would still like to request paper copies of our proxy materials, please follow the instructions on the notice or on the website referred to on the notice. By delivering proxy materials electronically to our shareholders, we can reduce the costs of printing and mailing our proxy materials. Please visit www.voteproxy.com for more information about the electronic delivery of proxy materials.
The business to be conducted at the annual meeting is described in the accompanying notice of annual meeting and proxy statement. At this year’s meeting, the agenda includes the election of two Class II directors, a proposal to ratify the selection of our independent registered public accounting firm and a proposal to provide non-binding advisory approval for the compensation of our executives disclosed in this proxy statement. In addition, there will be an opportunity to meet with members of senior management and review the business and operations of our Company.
Your vote is important. Whether or not you plan to attend the meeting, please cast your vote as soon as possible. Specific voting instructions appear on the enclosed proxy card or voting instruction form.
We appreciate your continued interest in and support of our Company.
Sincerely yours,
David T. Turner
Chairman of the Board, President
and Chief Executive Officer

Hawthorn Bancshares, Inc.
132 East High Street
Jefferson City, Missouri 65101
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 8, 2021
The annual meeting of the shareholders of Hawthorn Bancshares, Inc., a Missouri corporation, will be held at Hawthorn Bank located at 3600 Amazonas, Jefferson City, Missouri, on Tuesday, June 8, 2021, commencing at 9:00 a.m., local time, and thereafter as it may from time to time be adjourned, for the following purposes:
1.
To elect two Class II directors to hold office for a term expiring at our 2024 annual meeting of shareholders and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal;

2.
To consider and act upon ratification and approval of the selection of KPMG LLP as our independent registered public accounting firm for the current year;

3.
To consider and act upon advisory approval of the compensation of our executives disclosed in the accompanying proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and

4.
To consider and act upon any other matters that properly may come before the meeting.

The proposals referred to above are more fully described in the accompanying proxy statement. An annual report to shareholders for 2020, which contains our audited financial statements, also accompanies this notice of annual meeting and proxy statement.
Our board of directors has fixed the close of business on April 1, 2021 as the record date for the determination of the holders of our common stock entitled to notice of, and to vote at, the annual meeting. We solicit you to give your proxy to vote at the annual meeting by following the specific voting instructions appearing on the enclosed proxy card or voting instruction form, regardless of whether you intend to attend the meeting.
By Order of the Board of Directors
David T. Turner
Chairman of the Board, President
and Chief Executive Officer
April 29, 2021
Jefferson City, Missouri
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE FOLLOW THE SPECIFIC VOTING INSTRUCTIONS APPEARING ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM PROMPTLY TO ENSURE YOUR REPRESENTATION AT THE MEETING.
IMPORTANT NOTICE Regarding the Availability of Proxy Materials
for the Shareholder Meeting To Be Held on June 8, 2021.
This notice of annual meeting and accompanying proxy materials, and access to our proxy voting site, are available to you on the Internet. We encourage you to review all of the important information contained in the proxy materials before voting.
Our Company’s proxy statement, annual report and other proxy materials are available at: www.hawthornbancshares.com
Our Company’s proxy voting site can be found at: www.voteproxy.com

Special Note Regarding Possible Changes to our Annual Meeting due to the Coronavirus Pandemic. We are monitoring developments relating to the coronavirus (COVID-19) pandemic and how they may affect the annual meeting of shareholders. If we determine that any changes to the annual meeting are necessary or appropriate, which may include changing the date and time of the meeting, implementing additional procedures for or limitations on meeting attendees or changing the location of the meeting, we will announce the changes, including how to participate in the meeting, in advance. Please monitor our website at www.hawthornbancshares.com for updated information.

Hawthorn Bancshares, Inc.
132 East High Street
Jefferson City, Missouri 65101

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 8, 2021

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
Although we encourage you to read this proxy statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the annual meeting.
Why am I receiving these materials?
The board of directors of Hawthorn Bancshares, Inc. is providing these materials to you in connection with our annual meeting of shareholders on June 8, 2021. The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, and certain other required information. This proxy statement, the notice of annual meeting of shareholders and the accompanying proxy card or voting instruction form were first sent or given to our shareholders on or about April 29, 2021. As a shareholder of our Company, you are entitled and encouraged to vote on the items of business described in these proxy materials. Your vote is very important. For this reason, our board is requesting that you allow your shares to be represented at the annual meeting by the persons named as proxies on the enclosed proxy card or voting instruction form.
When and where will the annual meeting be held?
The annual meeting of shareholders will be held on Tuesday, June 8, 2021, commencing at 9:00 a.m., local time, at Hawthorn Bank located at 3600 Amazonas, Jefferson City, Missouri. You may obtain directions to the location of the annual meeting by calling us at (573) 761-6100. You do not have to attend the annual meeting to be able to vote.
We are monitoring developments relating to the coronavirus (COVID-19) pandemic and how they may affect our annual meeting. If we determine it is not possible or advisable to hold our annual meeting as currently proposed, we will publicly announce alternative arrangements for the meeting, which may include changing the date and time of the meeting, implementing additional procedures for or limitations on meeting attendees or changing the location of the meeting. Please monitor our website at www.hawthornbancshares.com for updated information. If you plan to attend our annual meeting, please check our website (www.hawthornbancshares.com) prior to the meeting date.
What matters will be voted on at the annual meeting?
Shareholders will consider and vote upon the following business items at the annual meeting:
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The election of two Class II directors to hold office for a term expiring at our 2024 annual meeting of shareholders and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal;

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The ratification and approval of the selection of KPMG LLP as our independent registered public accounting firm for the current year;

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The advisory approval of the compensation of our executives disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and

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Any other matters that may properly come before the annual meeting.

How does our board of directors recommend that I vote?
Our board of directors recommends that you vote:
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“FOR” the election of each nominee for director named in this proxy statement;

•
“FOR” the ratification and approval of KPMG LLP as our independent registered public accounting firm; and

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“FOR” the advisory approval of the compensation of our executives disclosed in this proxy statement.

What shares can I vote?
The only outstanding securities of our Company having voting rights at the annual meeting are the shares of our common stock, $1.00 par value. Each issued and outstanding share of our common stock as of the close of business on the April 1, 2021 record date for the annual meeting is entitled to one vote on each matter submitted to a vote at the annual meeting. As of the record date, 6,362,476 shares of our common stock were outstanding.
You may vote all shares of our common stock that you held as of the record date. This includes (i) shares held directly in your name as the shareholder of record, (ii) shares held for you as the beneficial owner through a broker, trustee or other nominee, sometimes referred to as shares held in “street name,” and (iii) shares held for you in our Company’s Profit-Sharing 401(k) Plan.
How do I submit my vote?
Generally, you may vote your shares by Internet, by telephone, by completing, signing and returning the proxy card or voting instruction form provided to you, or by attending the annual meeting and voting in person. If you vote by Internet or by telephone, you do not need to return the proxy card. You will need to have your proxy card in hand if you vote by Internet or by telephone. Specific voting instructions are found on the proxy card or voting instruction form provided to you.
Shares held by the shareholder of record.   If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record, and these proxy materials were sent to you directly. As the shareholder of record, you have the right to grant your proxy vote directly or to vote in person at the annual meeting. We have enclosed a proxy card for you to use.
Shares held in street name.   If you hold shares in a brokerage account or through some other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, trustee or other nominee, together with a voting instruction form. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote your shares by following the instructions on the voting instruction form. Although you may attend the annual meeting, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, trustee or nominee. We may require a recent brokerage statement or other proof of ownership for admission to the meeting. You may vote your shares by any of the options listed on the voting instruction form.
Shares held in our Company benefit plans.   If your shares are held for you in our Company’s Profit-Sharing 401(k) Plan, you are receiving a voting instruction form from the plan trustee or administrator. To vote these shares, you will need to follow the specific voting instructions appearing on the voting instruction form. We must receive your completed voting instruction form by the deadline specified in such form. You may attend the annual meeting, however, you may not vote these shares in person at the meeting.

Can I change my proxy vote or revoke my proxy?
If you are a shareholder of record, you may change your vote or revoke your proxy any time before your vote is used at the annual meeting by:
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submitting a valid, later-dated proxy;

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submitting a valid, subsequent vote by telephone or the Internet;

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notifying our corporate secretary in writing that you have revoked your proxy; or

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completing a written ballot at the annual meeting.

Attendance at the annual meeting will not in and of itself constitute a revocation of your proxy.
If you hold shares as the beneficial owner in street name, you may change your vote by submitting new voting instructions to your broker, trustee or other nominee or, if you have obtained a legal proxy from your broker, trustee or nominee, by voting in person at the annual meeting.
You may revoke your voting instructions with respect to any shares of common stock you hold in our benefit plans by delivering a valid, later-dated voting instruction form by the deadline specified in the voting instructions furnished by the plan trustee or administrator.
How many votes are needed to conduct business at the annual meeting?
A majority of all outstanding shares of our common stock entitled to vote at the annual meeting must be present or represented by proxy in order to satisfy the quorum requirement for the transaction of business at the annual meeting. Both abstentions and broker non-votes (described below under “What is the effect of a broker non-vote?”) are counted as present and entitled to vote for purposes of determining a quorum. If a quorum should not be present, the annual meeting may be adjourned from time to time until a quorum is obtained.
How are votes counted?
If you are a shareholder of record and you give your proxy, the shares represented by the proxy will be voted in accordance with your instructions. However, if you are a shareholder of record and you give your proxy without providing voting instructions on one or more proposals, your proxy will be voted for those unmarked proposals in accordance with the recommendation of our board of directors (which recommendation is identified above under “How does our board of directors recommend that I vote?”).
If your shares are held in street name through a broker or other nominee, they will be voted in accordance with the voting instructions that you provide. If you do not provide voting instructions, your broker or other nominee is only permitted to vote your shares on proposals that are considered routine under applicable stock exchange rules. It is anticipated that only the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm would be considered to be routine.
If your shares are held in our Company’s Profit-Sharing 401(k) Plan, they will be voted in accordance with your voting instructions. If the plan trustee or administrator does not receive voting instructions for shares held in the plan by the deadline specified in the voting instruction form, the shares credited to your account will be voted to “abstain.” If your shares are represented at the meeting and are voted to “abstain” with respect to any nominee or proposal, this will have the same effect as a vote against such nominee or proposal.
What vote is required to approve the proposals at the annual meeting?
Election of Directors.   Directors are elected by receiving the affirmative vote of a majority of the shares represented at the annual meeting and entitled to vote in the election of directors. Shareholders may vote for or against any nominee for director or may abstain from voting for any or all nominees for director. If your shares are represented at the meeting and are voted to “abstain” with respect to a particular nominee, it will have the same effect as a vote against the nominee. Shareholders do not have cumulative voting rights in the election of directors.

Other Matters.   Approval of the proposal to ratify and approve the selection of KPMG LLP as our independent registered public accounting firm, the proposal for advisory approval of the compensation of our executives disclosed in this proxy statement and all other proposals that properly may come before the annual meeting require the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the particular proposal. Shareholders may vote for or against any proposal at the meeting or may abstain from voting on any such proposal. If your shares are represented at the meeting and are voted to “abstain” with respect to any proposal, this will have the same effect as a vote against the proposal.
What is the effect of a broker non-vote?
A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. If you hold shares in street name through a broker or other nominee and do not vote your shares or provide voting instructions, your broker or other nominee may vote for you on “routine” proposals but not on “non-routine” proposals. It is anticipated that the ratification and approval of the selection of KPMG LLP as our independent registered public accounting firm would be considered routine, but the election of directors and the advisory approval of the compensation of our executives would be considered non-routine. Therefore, if you do not vote on any non-routine proposal or provide voting instructions, your broker or other nominee will not be allowed to vote your shares on such proposal. Broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting if the shares are otherwise properly represented at the meeting. Broker non-votes are not counted for purposes of determining the number of shares entitled to vote on any proposal for which the broker or other nominee lacks discretionary authority, and therefore would reduce the number of affirmative votes that are necessary to approve that proposal.
Are there any other matters that will be considered at the annual meeting?
The only items of business that may be properly brought before the annual meeting are the matters set forth in this proxy statement or those brought before the meeting by or at the direction of our board of directors. We are not aware of any business to be acted upon at the annual meeting other than the items described in this proxy statement. Your signed proxy, however, will entitle the persons named as proxy holders to vote in their discretion for any other matter that is properly presented at the meeting.
Who pays the cost of soliciting votes at the annual meeting?
Our board of directors is making this proxy solicitation, and our Company will bear all costs of this solicitation. In addition to the use of the mails, proxies may be solicited personally or by telephone by some of the regular employees of our Company and of our subsidiary bank, at no additional compensation. Our Company may reimburse brokers, banks and other persons holding stock in their names, or in the names of nominees, for their expenses incurred in sending proxy materials to their principals and obtaining their proxies. Our Company requests that brokerage houses and other custodians, nominees and fiduciaries forward the soliciting materials to the beneficial owners of the shares of common stock held of record by such persons. If you choose to access proxy materials or vote by Internet, you are responsible for any Internet access charges you may incur.
Where can I find the voting results of the annual meeting?
We will announce preliminary voting results at the annual meeting and will publish those results in a report on Form 8-K filed with the Securities and Exchange Commission or SEC within four business days of the day on which the annual meeting ends. If the voting results included in such Form 8-K are not final, we will publish the final results in an amended report on Form 8-K within four business days after the final voting results are known.

What should I do if I receive more than one set of proxy materials?
You may receive multiple sets of proxy materials if you hold shares in more than one brokerage account or if you are a shareholder of record and have shares registered in more than one name. Please vote the shares on each proxy card or voting instruction form you receive.
We have adopted a “householding” procedure which allows us, unless a shareholder withholds consent, to send one proxy statement and annual report to multiple shareholders sharing the same address. Each shareholder at a given address will receive a separate proxy card or voting instruction form. If you are receiving multiple sets of proxy materials and wish to have your accounts householded, or if you no longer wish to participate in householding and wish to revoke your consent, call our corporate secretary, Kathleen L. Bruegenhemke, at (573) 761-6179, or send written instructions to our corporate secretary at Hawthorn Bancshares, Inc., 132 East High Street, Jefferson City, MO 65101. We will act in accordance with your wishes within 30 days after receiving such notification.
Many brokerage firms participate in householding as well. If you have a householding request for your brokerage account, please contact your broker.
Where may I obtain financial and other information about Hawthorn?
We filed our annual report on Form 10-K for the year ended December 31, 2020 with the SEC on March 12, 2021. Our annual report to shareholders, containing our audited financial statements for 2020, accompanies this proxy statement. This proxy statement, our annual report to shareholders, our Form 10-K and our other proxy materials are available on our internet website (www.hawthornbancshares.com) and on the SEC’s internet website (www.sec.gov). Information on any website that we refer to does not constitute part of this proxy statement.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
ITEM 1: ELECTION OF DIRECTORS
What am I voting on?
One of the purposes of this annual meeting is to elect two directors in Class II to serve for a three-year term expiring at the annual meeting of shareholders in 2024 and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal.
What is the structure of our board and how often are directors elected?
Our board of directors consists of seven directors. Our articles of incorporation divides the board into three classes of directors, with directors serving staggered terms of three years and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal. The present terms of Frank E. Burkhead and Gus S. Wetzel, III, the two directors in Class II, expire at this annual meeting. Directors in Class I (Philip D. Freeman, Kathleen L. Bruegenhemke and Jonathan D. Holtaway) and Class III (Kevin L. Riley and David T. Turner) have terms expiring at the time of the annual meeting of shareholders in 2023 and 2022, respectively. Our board of directors has determined that Messrs. Burkhead, Freeman, Holtaway, Riley and Wetzel each satisfies the independence requirements of the NASDAQ Global Select Market or NASDAQ.
Who are this year’s nominees?
The nominating and corporate governance committee of our board of directors has designated Frank E. Burkhead and Gus S. Wetzel, III as the nominees proposed for election at the annual meeting. Each of these nominees currently serves on our board. Unless authority to vote for the nominees or a particular nominee is withheld, it is intended that the shares represented by properly executed proxies in the form enclosed will be voted for the election as directors of Mr. Burkhead and Mr. Wetzel. The following table sets forth certain information with respect to each person nominated for election as a director at the annual meeting and each director whose term of office will continue after the annual meeting.
Name	Age	Position With Our Company	Director Since
NOMINEES
Class II: New term to expire in 2024
Frank E. Burkhead	49	Director	2014
Gus S. Wetzel, III	42	Director	2018
DIRECTORS CONTINUING IN OFFICE
Class I: Term to expire in 2023
Philip D. Freeman	67	Director	1993
Kathleen L. Bruegenhemke	55	Senior Vice President, Secretary, Chief Operations, Risk Officer and Director	2017
Jonathan D. Holtaway	50	Director	2019
Class III: Term to expire in 2022
Kevin L. Riley	65	Director	1995
David T. Turner	64	Chairman, President, CEO and Director	1997
There is no arrangement or understanding between any director and any other person pursuant to which such director was selected as a director.
What is the business experience of the nominees and of our continuing board members and the basis for the conclusion that each such person should serve on our board?
Described below is the business experience for at least the last five years of each person nominated for election as a director at the annual meeting and each person whose term of office as director will continue after the annual meeting, as well as the specific experience, qualifications, attributes and skills of each such person that led to the conclusion that such person should serve on our board.
Kathleen L. Bruegenhemke has served as a director of our Company and of Hawthorn Bank since March 2017 and as Chief Operating Officer of Hawthorn Bank since January 2017. From October 2014 until December 2016 she served as Columbia Market President. She has served as Senior Vice President and Secretary of the Company since November 1997 and as Chief Risk Officer of the Company since June 2006. From January 1992 until November 1997, she served as Internal Auditor of Hawthorn Bank (or of one of its constituent predecessors). Prior to joining the Bank, Ms. Bruegenhemke served as a Commissioned Bank Examiner for the Federal Deposit Insurance Corporation. Ms. Bruegenhemke is a certified public accountant and possesses considerable expertise in overseeing various finance, regulatory compliance and risk management aspects of community banking, which she attained through over 30 years of service, first as a bank regulator and then as a dedicated employee of Hawthorn Bank. Her expertise, and the customer relationships and community connections she has developed, particularly in the Columbia, Missouri market, will benefit Board discussions and decisions and support the conclusion that Ms. Bruegenhemke should serve on our board.
Frank E. Burkhead has served as a director of Hawthorn Bank and of our Company since July 2014. Mr. Burkhead also serves on our nominating and corporate governance, audit and compensation committees. He is the co-owner of Burkhead & Associates LLC and owner of Burkhead Wealth Management since their founding in 1999. Mr. Burkhead is a certified public accountant and wealth and financial planner licensed in multiple states. Early in his working career, Mr. Burkhead served our Company as a teller in the Jefferson City market. Mr. Burkhead brings business success in over 25 years of experience in the financial planning and tax planning business. Mr. Burkhead contributes a strong accounting background as well as an excellent reputation as a business leader in the central Missouri business community.
Philip D. Freeman has served as a director of Hawthorn Bank (or one of its constituent predecessors) since 1990 and of our Company since 1993. He is the owner of Freeman Properties JCMO, LLC. Mr. Freeman also serves on our nominating and corporate governance, audit and compensation committees. The conclusion that Mr. Freeman should serve on our board is founded on his over 35 years of experience in managing a successful business with compassion, which experience has given him an appreciation for the needs of people in our market and earned him the respect of many in the Jefferson City business community. His leadership on various committees of the board has been accompanied by his development of a high level of competency and expertise in areas of focus for our board, including executive compensation, financial reporting and investor relations.
Jonathan D. Holtaway has served as a director of our Company and of Hawthorn Bank since March 2019. He is President of Ategra Capital Management, LLC, a registered investment advisor founded by Mr. Holtaway in 2005 and based in Vienna, Virginia. He serves as managing member of Ategra GP, LLC, the general partner of Ategra Community Financial Institution Fund, LP, a fund which invests primarily in the securities of companies in the bank and thrift industry. From July 1992 until September 2001, Mr. Holtaway served as Managing Director and Partner of Danielson Associates, an investment banking company which provided advisory services to community financial institutions. It is anticipated that Board discussions and decisions will benefit from his understanding of the fundamentals of community banking derived from his over 25 years of experience as an analyst of, advisor to, and investor in, community banks and other financial institutions.
Kevin L. Riley has served as a director of Hawthorn Bank (or one of its constituent predecessors) and of our Company since 1995. He has been co-owner of Riley Chevrolet, Buick, GMC, Cadillac and Riley Toyota, Inc., each a Jefferson City, Missouri automobile dealership since 1986 and 1992, respectively. Mr. Riley also serves on our nominating and corporate governance, audit and compensation committees. Mr. Riley’s years of experience in managing successful automobile dealerships (for which customer financing is an important part) and in regularly coming in contact with people in our market are of value to our Company and led to the conclusion that he should serve on our board. Board discussions and decisions benefit from his knowledge of customer relationship management.
David T. Turner has served as a director of our Company and of Hawthorn Bank (or of its constituent predecessors) since January 1997. He has served as president of our Company since March 2002 and as chairman and chief executive officer of our Company since January 2011. He also currently serves as chairman, chief executive officer and president of Hawthorn Bank. Mr. Turner has served as vice chairman of our Company from June 1998 through March 2002 and as senior vice president of our Company from 1993 until June 1998. He served as president of a predecessor to Hawthorn Bank from January 1997 through March 2002 when he assumed the position of chairman, chief executive officer and president. He served as senior vice president of that same predecessor from June 1992 through December 1996 and as its vice president from 1985 until June 1992. The conclusion that Mr. Turner should serve on our board is founded on his experience in the banking industry and familiarity with Hawthorn Bank and many of its customers. He brings valuable insights gained from his career at Hawthorn Bank in developing and promoting lasting customer relationships, sound ethical practices and a dedicated, service-oriented staff.
Gus S. Wetzel, III has served as a director of our Company since November 2018 and as a director of Hawthorn Bank since April 2017. Mr. Wetzel also serves on our nominating and corporate governance, audit and compensation committees. Mr. Wetzel has held his real estate license with Re/Max Truman Lake for 10 years. He is also currently an owner of Meadows Contracting, LLC and Meadows Development Company where he has actively developed commercial and residential properties for over 20 years. Mr. Wetzel is a leader within the Clinton, Missouri business community. Mr. Wetzel’s knowledge of the Clinton, Missouri real estate environment and his connections with customers in the community benefit directorate discussions.
What if a nominee is unwilling or unable to serve?
Each of the nominees listed in this proxy statement has indicated his or her willingness to serve as a director if elected, and the board of directors has no reason to believe that any nominee will be unavailable for election. If, for some unforeseen reason, a nominee becomes unwilling or unable to serve, it is intended that shares represented by the proxies will be voted for the election of such substitute nominee as may be designated by our nominating and corporate governance committee, unless the authority to vote for all nominees or for the particular nominee who has ceased to be a candidate has been withheld.
How does our board of directors recommend that I vote?
Our board of directors recommends that you vote “FOR” the election of Frank E. Burkhead and Gus S. Wetzel, III as Class II directors.

ITEM 2: SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
What am I voting on?
Shareholders are being asked to ratify and approve the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021. The selection of KPMG LLP was made by the audit committee of our board of directors. KPMG LLP has served as our independent auditor since 1993. In connection with the audit of our financial statements and internal control over financial reporting, our Company entered into an engagement agreement with KPMG LLP which sets forth the terms by which KPMG LLP will perform audit services for our Company. That agreement may be subject to alternative dispute resolution procedures. The ratification and approval by shareholders of the selection of KPMG LLP effectively would also be a ratification of that agreement.
What services do the independent registered public accountants provide?
Audit services provided by KPMG LLP for 2020 included the examination of the consolidated financial statements of our Company and services related to our periodic filings with the SEC. Audit services also included an assessment of our Company’s internal control over financial reporting as of December 31, 2020 for the purpose of expressing an opinion on the effectiveness of our Company’s internal control over financial reporting. The services provided by KPMG LLP are more fully described in this proxy statement under the captions “Audit Committee Report” and “Independent Auditor Fees and Services.”
Will a representative of KPMG LLP be present at the meeting?
One or more representatives of KPMG LLP may be present at the annual meeting. If present, any such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.
What if this proposal is not approved?
Shareholder ratification and approval of the audit committee’s selection of KPMG LLP as our independent registered public accounting firm is not required by any statute or regulation or by our bylaws. Nevertheless, if the shareholders do not ratify and approve the selection of KPMG LLP at the annual meeting, the audit committee will reconsider the appointment. Submission of our selection of KPMG LLP to the shareholders for ratification and approval will not limit the authority of the audit committee to appoint another independent certified public accounting firm to serve as independent auditor if the present auditor resigns or their engagement otherwise is terminated.
How does our board of directors recommend that I vote?
Our board of directors recommends that you vote “FOR” approval of the selection of KPMG LLP.

ITEM 3: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
What am I voting on?
Shareholders are being given the opportunity at the annual meeting to cast an advisory vote on the compensation of our Company’s executives. This vote, commonly known as “say-on-pay,” gives you as a shareholder the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:
Resolved, that the shareholders approve the compensation paid to our Company’s executives pursuant to the policies and procedures employed by our Company, as described in the proxy statement for the 2021 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis and the tabular and narrative disclosure regarding named executive officer compensation.
Because your vote is advisory, it will not be binding upon our board of directors. However, our compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements.
How does our board of directors recommend that I vote?
Our board of directors recommends that you vote “FOR” approval of the above resolution concerning the compensation paid to our Company’s executives.

CORPORATE GOVERNANCE AND BOARD MATTERS
Board Leadership Structure
Our Company is led by David T. Turner, who has served as our president since March 2002 and as our chief executive officer and chairman of the board of directors since January 2011. Our board of directors is comprised of Mr. Turner and six other directors, including five directors who satisfy NASDAQ’s independence requirements. Our corporate governance guidelines provide that our independent directors will meet regularly in executive session. Our Company does not have a member of our board who is formally identified as the lead independent director. However, Philip D. Freeman may fulfill the function of a lead independent director in some respects through his service as chairman of each of our board’s three standing committees — the audit committee, the compensation committee, and the nominating and corporate governance committee. Each of the board committees is comprised solely of independent directors. In meetings of the three board committees, as well as separate meetings in executive session, our independent directors are led by Mr. Freeman.
Our board leadership structure has been effective for our Company. We believe that having a combined chief executive officer and chairman of the board and an independent chair for each of our board committees currently provides the right form of leadership for our Company. A combined chairman and chief executive officer role allows for more productive meetings. The chief executive officer is the individual selected by the board of directors to manage our Company on a day-to-day basis, and his direct involvement in our business operations makes him best positioned to lead productive board strategic planning sessions and determine the time allocated to each agenda item in discussions of our Company’s short- and long-term objectives. In addition to the leadership provided by our chairman and chief executive officer, we have oversight of Company operations by experienced independent directors who are led by a single independent director.
Risk Oversight
Although it is management’s job to assess and manage our Company’s exposure to risk, our board of directors oversees our Company’s risk management and establishes policies that govern the process. Our board strives to ensure that risk management is incorporated into our Company’s culture, and to foster risk-aware and risk-adjusted decision making throughout the organization. Our board also establishes standards for risk management by approving policies and directives that address and mitigate our Company’s most material risks. These include policies and directives addressing credit risk, interest rate risk, capital risk and liquidity risk, as well as regulatory compliance. Our risk management processes are designed to bring to our board’s attention our most material risks through various reports presented by management, including our chief risk officer, internal and external auditors, and regulatory examiners, and to enable our board to understand the risks and how they are addressed.
In overseeing our Company’s risk management, our board conducts much of its risk oversight activities through our audit committee, which works closely with our chief risk officer. Our audit committee meets at least quarterly each year with our chief risk officer and other members of management and receives a comprehensive report on enterprise risk management, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. Our chief risk officer provides a presentation on enterprise risk management to the full board at least once each year. From time to time our audit committee also receives updates between meetings from our chief risk officer, our chief executive officer, our chief financial officer and other members of management relating to risk oversight matters. Our audit committee reports to the full board of directors after each meeting of the committee.
In addition to our audit committee, our board relies on our compensation committee for risk oversight activities within its area of responsibility. Our compensation committee most closely monitors the risks to which our compensation policies and practices could subject us. In performing these functions, the committee considers input from our chief risk officer and other members of management. In 2020, the committee reviewed our compensation programs and determined that they do not subject our Company to unnecessary or excessive risk or motivate staff members to manipulate our earnings and therefore are not reasonably likely to have a material adverse effect on our Company.

Communication with the Board
Our board of directors has not established a formal process for shareholders to follow in sending communications to our board or its members, as our policy has been to forward to the directors any shareholder correspondence we receive that is addressed to them. Shareholders who wish to communicate with our board or any of our directors may do so. Such communications must be addressed to our board or any such director in care of our corporate secretary at Hawthorn Bancshares, Inc., 132 East High Street, Jefferson City, MO 65101. Alternatively, such communications may be sent by e-mail to kbruegenhemke@hawthornbank.com. All such communications will be compiled by our corporate secretary and submitted to our board or the individual director, as applicable, on a periodic basis.
Neither our board of directors nor a specific director is required to respond to a shareholder communication. To avoid selective disclosure, our board or the individual director may respond to a shareholder’s communication only if the communication involves information which is not material or which is already public. In such case, our board of directors, as a whole, or the individual director may respond, if at all:
•
directly, following consultation with our corporate secretary or other advisors or without additional consultation, as our board determines appropriate;

•
indirectly through our corporate secretary or other designated officer, following consultation with our corporate secretary or other advisors or without additional consultation, as our board determines appropriate; or

•
pursuant to such other means as our board determines appropriate from time to time.

If the communication involves material non-public information, our board of directors or the individual director will not provide a response to the shareholder concerning such information. Our Company may, however, publicly provide information responsive to such communication if (following consultation with our advisors, as our board determines appropriate) our board determines disclosure is appropriate. In that case, the responsive information will be provided in compliance with SEC Regulation FD and other applicable laws and regulations.
Consideration of Director Nominees
In identifying and evaluating director nominees, the nominating and corporate governance committee of our board of directors may receive recommendations from management, from other directors and from shareholders. The committee reviews and considers information on each candidate and evaluates it in light of the needs and requirements of our Company. The committee believes that our board and its committees should be comprised of persons who are of high character and integrity, who have a personal and professional reputation that is consistent with the image and reputation of our Company, and who have expertise that may be useful to our Company. The committee also considers various factors, including the independence of the candidate, as well as his or her education or special skills, areas of expertise, experience, business associations, reputation and other characteristics and qualities that the committee believes are likely to enhance the effectiveness of our board and its committees. In determining whether a director should be retained and stand for re-election, the committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of our board and each committee on which such director serves. The committee does not assign specific weights to particular factors and no particular factor is necessarily applicable to all prospective nominees. No person will be eligible to stand for election as a director if he or she has been convicted of a felony without right of further appeal. In addition, no person may serve as a director after the end of the term in which his or her 75th birthday occurred, nor may any person be eligible to stand for election as a director after his or her 75th birthday. The committee does not have a formal policy concerning its consideration of diversity in identifying director nominees. Although the committee may consider diversity in identifying director nominees, it did not do so with respect to the selection of the nominees for this annual meeting. The committee seeks to identify and recruit the best available candidates, without regard to race, color, religion, sex, ancestry, national origin or disability.

Shareholders who wish the nominating and corporate governance committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing to the nominating and corporate governance committee in care of our corporate secretary at Hawthorn Bancshares, Inc., 132 East High Street, Jefferson City, MO 65101. All nominees, including those submitted by shareholders in accordance with these procedures, will be evaluated using generally the same methods and criteria described above, although those methods and criteria are not standardized and may vary from time to time. Shareholders also may submit director nominations to our Company in accordance with the procedures described below under “Shareholder Proposals.”
Committees of the Board
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Members of the committees serve at the pleasure of our board of directors.
Audit Committee.   The audit committee of our board of directors currently is comprised of Mr. Freeman, its chairman, and Messrs. Burkhead, Riley and Wetzel. Our board of directors has determined that each member of the audit committee is independent as defined by NASDAQ’s independence standards. In addition, our board of directors has determined that Frank E. Burkhead meets the SEC’s definition of an “audit committee financial expert.” The audit committee assists our board in fulfilling its responsibilities with respect to accounting and financial reporting practices and the scope and expense of audit and related services provided by external auditors, among others. The audit committee is responsible for apprising our board of management’s compliance with board mandated policies, internal procedures and applicable laws and regulations. The committee works with the internal audit department and external auditors and supervises the internal audit function directly, reviews and approves the hiring of audit personnel and evaluates the performance of the internal audit function and the external auditors. The committee also has the duty to make, or cause to be made, a suitable examination and audit of the financial affairs of our Company and its subsidiaries at least annually, and to report its findings to our board of directors. A more complete description of the audit committee’s functions is provided in its charter, a copy of which is available on our internet website (www.hawthornbancshares.com) under the “Governance Documents” menu tab. The audit committee met eight times during 2020.
Compensation Committee.   The compensation committee of our board of directors currently is comprised of Mr. Freeman, its chairman, and Messrs. Burkhead, Riley and Wetzel. Our board of directors has determined that each member of the compensation committee is independent as defined by NASDAQ’s independence standards. The committee is responsible for reviewing and making recommendations to our board of directors regarding the compensation and benefits of our executive officers and directors and for establishing and administering our executive compensation program. Our chief executive officer assists the committee from time to time on a variety of compensation matters, including making recommendations for the appropriate salaries and bonuses of our executive officers (other than our chief executive officer). The committee has the authority to consult with management and to engage the services of outside advisors, experts and others to assist it in its efforts. A more complete description of the committee’s functions is provided in its charter, a copy of which is available on our internet website (www.hawthornbancshares.com) under the “Governance Documents” menu tab. The compensation committee met one time during 2020.
Nominating and Corporate Governance Committee.   The members of our nominating and corporate governance committee currently are Mr. Freeman, its chairman, and Messrs. Burkhead, Riley and Wetzel, each of whom is independent, as defined by NASDAQ’s independence standards. This committee is responsible for the director nomination process, including evaluating and recommending director nominees and committee appointments. It also is responsible for various other governance related matters, including an annual board assessment. A more complete description of the committee’s functions is provided in its charter, a copy of which is available on our internet website (www.hawthornbancshares.com) under the “Governance Documents” menu tab. The nominating and corporate governance committee met one time during 2020.

Meetings of the Board
During 2020 our board of directors held five meetings. Each director attended at least 75% of the total meetings of our board of directors and of the committees of our board on which he or she served during that year. Our directors discharge their responsibilities throughout the year, not only at such board of directors and committee meetings, but through personal meetings and other communications with members of management and others regarding matters of interest and concern to our Company. All of our directors are also board members of our subsidiary bank, which meets at least quarterly.
The independent non-management members of our board of directors regularly hold executive sessions without management present. At least one executive session per year is attended by only independent non-management directors.
Directors are encouraged by our Company to attend our annual meeting of shareholders if their schedules permit, but our Company does not otherwise have a policy regarding such attendance. Each director was either present at the annual meeting of the shareholders held in June 2020 or attended by phone. The board of directors typically meets immediately following the annual meeting of shareholders, which facilitates the directors’ attendance at the annual meeting of shareholders.
Code of Ethics
Our board of directors has adopted a code of business conduct and ethics applicable to all employees, officers and directors, including our principal executive officer and our principal financial officer. A copy of the code of business conduct and ethics is available without charge to any shareholder who requests it by writing to our corporate secretary at Hawthorn Bancshares, Inc., 132 East High Street, Jefferson City, MO 65101. It also is available on our internet website (www.hawthornbancshares.com) under the “Governance Documents” menu tab. Any substantive amendment to, or waiver from, a provision of this code that applies to our principal executive officer or principal financial officer will be disclosed on our internet website and, if required by rules of the SEC or NASDAQ, in reports we file with the SEC.
Director Compensation
Only outside (non-employee) members of our board of directors receive compensation for their service to our Company as a director. Each of these outside (non-employee) directors receive a monthly retainer of $1,600 and $650 for each board and committee meeting attended, respectively.
All directors of our Company are also directors of Hawthorn Bank, and in that capacity may receive compensation from Hawthorn Bank. For their service to Hawthorn Bank as a director, each of Hawthorn Bank’s outside (non-employee) directors is paid $650 for each meeting of the board attended.
Compensation earned in 2020 by each person currently serving as a director during such year (other than any director who is a named executive officer in the summary compensation table under “Executive Compensation and Related Matters” below) for service on our board and its committees is presented in the table below.
Name	Fees Earned or Paid in Cash ($) (1)	All Other Compensation ($)	Total ($)
Frank E. Burkhead	36,400	—	36,400
Philip D. Freeman	36,400	—	36,400
Jonathan D. Holtaway	30,200	—	30,200
Kevin L. Riley	36,400	—	36,400
Gus S. Wetzel, III	36,400	—	36,400

(1)
Includes fees received for service as directors and committee members of our Company, and of our subsidiary bank, Hawthorn Bank, as follows:

Name	Hawthorn Bancshares Retainer ($)	Hawthorn Bancshares Meeting Fees ($)	Hawthorn Bank Meeting Fees ($)	Total Fees Earned or Paid in Cash ($)
Frank E. Burkhead	18,600	9,350	8,450	36,400
Philip D. Freeman	18,600	9,350	8,450	36,400
Jonathan D. Holtaway	18,600	3,150	8,450	30,200
Kevin L. Riley	18,600	9,350	8,450	36,400
Gus S. Wetzel, III	18,600	9,350	8,450	36,400

EXECUTIVE COMPENSATION AND RELATED MATTERS
Compensation Discussion and Analysis
This compensation discussion and analysis describes the material elements of compensation of our chief executive officer, our principal financial officer and our only other executive officer for 2020, collectively referred to as our “named executive officers.” It also provides information on our compensation philosophy and our compensation policies and programs designed to achieve our compensation objectives. This discussion and analysis should be read in conjunction with the Summary Compensation Table, its accompanying footnotes and the additional tabular and narrative disclosure that follows the Summary Compensation Table.
Overview of Compensation Program.
The compensation committee of our board of directors has overall responsibility for the establishment, direction and administration of all aspects of the compensation policies and programs for the executive officers of our Company and its subsidiary bank. The committee seeks to ensure that the total compensation paid to the executive officers, taking into account any compensation received from our subsidiary bank, is fair, reasonable and competitive. Our compensation program is reviewed annually to ensure that compensation levels and incentive opportunities are competitive and reflect the performance of our Company and its subsidiary bank as well as performance of the individual executive officer. In this regard, from time to time our Company may retain the services of human resources and executive compensation consulting firms to review and make recommendations concerning our executive compensation program, although this was not done for 2020.
Compensation Program Objectives.
The three basic goals or objectives of our executive compensation program are:
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to attract and retain qualified individuals who provide the skills and leadership necessary to enable our Company and its subsidiary bank to achieve earnings growth, capital compliance and return on investment objectives, while maintaining a commitment to equal employment opportunity and affirmative action guidelines and practices;

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to create incentives to achieve Company and individual performance objectives through the use of performance-based compensation programs; and

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to create a mutuality of interest between executive officers and shareholders through compensation structures that create a direct link between executive compensation and shareholder return.

In determining the structure and levels of each of the components of executive compensation needed to achieve these objectives, all elements of the compensation package are considered in total, rather than any one component in isolation. As more fully described below, the determination of such levels of executive compensation is a subjective process in which many factors are considered, including our Company’s and/or affiliate bank’s performance and the individual executive’s specific responsibilities, historical and anticipated personal contribution to our business, and length of service with our Company or affiliate bank.
Role of Executive Officers in Compensation Decisions.
Our executive compensation program, insofar as it pertains to our chief executive officer and president, is administered solely by the compensation committee of our board of directors. Our executive compensation program, insofar as it pertains to executive officers other than our chief executive officer and president, is administered by our chief executive officer and president with respect to non-equity compensation and by the compensation committee with respect to equity compensation. In approving equity compensation awards to our executive officers other than our chief executive officer, the compensation committee gives some deference to the recommendations of our chief executive officer. Mr. David Turner, our chief executive officer, and other executive officers of our Company and affiliate bank, may attend meetings of the committee, but are not present during discussions or deliberations regarding their own compensation.
Compensation Components.
Historically, the principal components of compensation for our executive officers have been:
Base salary:	Designed to compensate employees competitively relative to the market;
Performance-based incentive compensation:	Designed to reward short-term performance, particularly the achievement of annual performance objectives;
Long-term equity incentive compensation:	Designed to encourage creation of long-term shareholder value and reward long-term performance; and
Retirement and other benefits:	Designed to provide competitive benefits.
It is our view that these compensation components collectively promote the achievement of our compensation program objectives identified above by advancing both the short- and long-term interests of our shareholders. Among other things, the long-term interests of our shareholders are advanced by designating a portion of executive compensation to be at risk: namely, incentive compensation (which permits individual performance to be recognized on an annual and long-term basis based, in part, on an evaluation of the executive’s contribution to our Company’s and/or affiliate bank’s performance). Each of the components of the compensation program is addressed separately below.
Base Salary.   Our Company provides our named executive officers and other employees with base salary to compensate them for services rendered during the year. We view base salary as a key element of our employee attraction and retention objective. Base salary ranges for executive officers are determined for each executive based on his or her position and responsibility and on management’s recommendations and subjective assessments of each executive’s growth and effectiveness in the performance of his or her duties. In this regard, there is a subjective analysis of the role played by each individual executive in generating our Company’s and/or bank’s performance, including a consideration of the executive’s specific responsibilities, contributions to our Company’s and/or bank’s business, and length of service. The factors impacting base salary levels are not independently assigned specific weights. We believe that base salary levels must bear a reasonable relationship to those that we perceive to exist in our market for executive talent in order to protect our ability to retain our executives and attract new executives when necessary. Base salary levels typically are considered annually as part of our Company’s performance review process as well as upon a promotion or other change in job responsibility. During its review of base salaries for executives, the committee primarily considers:
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internal review of the executive’s compensation, both individually and relative to other officers;

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a subjective assessment of the individual performance of the executive; and

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market data, to the extent available, that places the executive’s compensation in context to that provided to similarly situated executives of other employers; however, we do not set base salary levels at a targeted percentile relative to compensation data for a particular peer, competitor or industry group. Our most recent external analysis was performed in 2012 for 2013 compensation by McLagan-Aon Hewitt in which McLagan’s general market and executive banking databases were selected for peer comparison purposes in conjunction with relevant peer proxy information.

The committee increased the base salaries of our named executive officers (other than Mr. Guthrie, who joined our Company in May 2020 and whose base salary was not increased) in 2020 as follows: Mr. Turner — 4%; and Ms. Bruegenhemke — 5.02%. The base salaries were determined subjectively by the committee after considering cost of living adjustments and each employee’s perceived merit performance.

Incentive Compensation.   In 1997 the committee recommended, and the full board of directors approved, the adoption of an incentive bonus program. This program has been an important part of our compensation program in that it was designed to provide incentives to achieve Company and individual performance objectives. Under this program, our Company’s and affiliate bank’s officers are eligible to receive annual incentive bonus awards. The officers participating in the program are identified by our chief executive officer and our compensation committee. Performance objectives are established for each of these officers.
The performance objectives for participants may include corporate performance objectives, functional or operating unit performance objectives and personal targeted objectives for performance. In the case of our chief executive officer and other senior officers, the performance objectives for 2020 were focused primarily on the achievement of budgetary, credit quality and operational objectives, while those for the junior officers of our affiliate bank primarily concern their functional or operating unit performance and the achievement of personal performance objectives. The performance objectives are not independently assigned specific weightings, but instead are subjectively considered based upon their perceived relative importance to each individual officer’s job category and responsibilities.
Each officer who is eligible to receive bonus awards is assigned to one of five bonus tiers, which assignment is made primarily according to job complexity and responsibility. Tier one consists of our chief executive officer, Mr. Turner. Tier two generally consists of senior officers of our Company and of our affiliate bank, including Ms. Bruegenhemke and Mr. Guthrie. Target and maximum award levels are established for each tier and are expressed as a percentage of base salary for the officers in the applicable tier. Target awards are established at levels that, when combined with base salary, will achieve the perceived market level of annual compensation for performance that exceeds expectations. No awards are paid if the target level is not achieved. The maximum awards are established at 150% of the targeted award opportunity to reward exceptional performance. The following table presents the target and maximum award levels (expressed as a percentage of base salary) for each tier of our incentive bonus program.
Tier	Target	Maximum
Tier 1	35%	52%
Tier 2	25%	37%
Tier 3	20%	30%
Tier 4	15%	22%
Tier 5	10%	15%
Bonus awards are allocated among the participants after considering the individual participant’s performance, responsibilities and contributions to our Company and/or affiliate bank, and subjectively analyzing the basis of their aggregate impact on the success of our Company and/or affiliate bank for the preceding year. The incentive bonus awards earned by each of our named executive officers for each of the last three years, as applicable, appear in the Summary Compensation Table below in the “Non-Equity Incentive Plan Compensation” column.
Retirement Benefits.   As described below under “Executive Compensation and Related Matters —  Pension Plan,” all full-time employees of our Company and affiliate bank who were hired before July 1, 2017 and have completed five continuous years of employment, including Mr. Turner and Ms. Bruegenhemke, earn the right to receive certain benefits upon retirement under our defined benefit pension plan. The normal retirement benefits provided under the plan for an employee retiring at age 65 with at least 25 years of continuous service are based upon 45% of his or her average compensation over a ten-year period, less 50% of his or her social security benefit. For employees with less than 25 years of continuous service, retirement benefits are reduced proportionally.
Excess Benefit Plan.   As described below under “Executive Compensation and Related Matters —  Excess Benefit Plan,” we established a new excess benefit plan to restore certain retirement benefits to selected key management and highly compensated employees, including our chief executive officer, that are limited under the Company’s defined benefit pension plan due to limitations under the Internal Revenue Code. Under this excess benefit plan, a participant is eligible to receive a monthly benefit, beginning upon the later of the participant’s termination of employment or attainment of age 65, equal to the difference between the monthly benefit the participant would have received under our pension plan if certain limits under the Code were not imposed and the participant’s actual monthly benefit amount under the pension plan.
Perquisites and Other Personal Benefits.   Our Company provides our named executive officers with perquisites and other personal benefits that the compensation committee believe are reasonable and consistent with its overall compensation program to better enable our Company to attract and retain superior employees for key positions. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.
Our Company provides each of our named executive officers with the use of an automobile because their responsibilities for our Company and affiliate bank requires travel to our various branch offices on a regular basis. They may use the automobile for personal use as well. Our Company pays local country club membership dues on behalf of each of our named executive officers to assist them in developing and enhancing business relationships in our markets. Considered both individually and in the aggregate, we believe that the perquisites we offer to our named executive officers are reasonable and appropriate. No named executive officers received a perquisite in excess of $25,000 in 2020.
Employment and Change in Control Agreements
Our Company generally does not enter into employment agreements with its executives. None of our named executive officers currently has an employment agreement.
Our Company has entered into change of control agreements with various executive officers including each of our named executive officers, which agreements are described below under the caption “Change of Control Agreements.” These agreements provide for the payment of certain benefits if we terminate the executive’s employment or if the executive quits for good reason within two years after a change in control of our Company. This “double trigger” arrangement, which requires both a change in control of our Company and a termination of employment must occur before benefits are triggered, is intended to provide continuity for the business by encouraging the continued employment of the executive following the change in control.
The committee believes the change of control agreements protect shareholder interests by reducing the distraction and uncertainty of key executives during a rumored or actual change in control of our Company. The agreements reinforce and encourage the executives’ continued attention and dedication to their duties and provide incentives for them to remain with our Company during the transition. Continuation of the management team is often a crucial factor for the acquiring company. Severance benefits that encourage the executives to continue in their positions, therefore, may result in shareholders receiving a higher value from the deal.
The committee considers the potential amounts payable under the change of control agreements as part of its annual compensation review, but it did not review or revise the agreements in 2020. The benefits provided under these agreements do not impact the committee’s decisions regarding other elements of the executives’ compensation. Since these agreements provide contingent compensation, not regular compensation, they are evaluated separately in view of their intended purpose.
Tax Considerations
Section 162(m) of the Internal Revenue Code generally disallows an income tax deduction to public companies for compensation over $1 million paid to certain executive officers. Our policy is to take reasonable and practical steps to avoid or minimize compensation that exceeds the cap so that all or most compensation is tax deductible. All compensation paid to our named executive officers in 2020 was deductible for federal income tax purposes.
Shareholder Advisory Approval of Executive Compensation
At the annual meeting of shareholders held on June 2, 2020, shareholders provided advisory approval of the compensation of our executives disclosed in the proxy statement for that meeting pursuant to the compensation disclosure rules of the SEC. Over 86% of the shares voted were voted for approval of the compensation of our executives at that annual meeting, which encouraged the compensation committee to continue its practices in determining executive compensation. At the annual meeting of the shareholders held on June 2, 2020, shareholders also provided advisory approval for holding future advisory votes on executive compensation every year. In light of this shareholder approval for annual advisory votes on executive compensation, shareholders are being asked again to consider and act upon providing advisory approval for the compensation of our executives at this year’s annual meeting of shareholders. We value the opinions of shareholders and, to the extent there is any significant advisory vote against the compensation of our executives, the compensation committee will consider the concerns of shareholders reflected by such vote and will evaluate whether any actions are necessary to address those concerns. It is anticipated that shareholders will next be asked to provide advisory approval concerning the frequency of providing advisory approval of the compensation of our executives at our 2023 annual meeting of shareholders.
Summary Compensation Table
The following summary compensation table summarizes the compensation paid or accrued by our Company and/or subsidiary bank (or its constituent predecessors) in the years indicated with respect to our chief executive officer, our principal financial officer and our only other executive officer for 2020. In this proxy statement, these individuals are referred to as our “named executive officers.”
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)	Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)(2)	Total ($)
David T. Turner Chairman, President & CEO	2020	495,060	—	—	173,271	—	42,925	711,256
	2019	476,019	—	—	187,432	—	33,476	696,927
	2018	476,019	—	—	167,849	—	33,297	677,165
Kathleen L. Bruegenhemke Senior Vice President, Secretary, Chief Operations & Risk Officer	2020	213,740	—	—	53,430	—	38,048	305,218
	2019	203,528	—	—	46,299	—	29,715	279,542
	2018	195,700	1,000	—	40,440	—	27,154	264,294
Stephen E. Guthrie(3) Senior Vice President and Chief Financial Officer	2020	250,000	—	—	40,240	—	10,402	300,642
	2019	—	—	—	—	—	—	—
	2018	—	—	—	—	—	—	—

(1)
The amounts in this column reflect compensation earned under our incentive bonus program for each named executive officer, which is discussed above under the caption “Compensation Discussion and Analysis — Compensation Components — Incentive Compensation.

(2)
The amounts in this column for 2020 reflect:

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contributions to the Hawthorn Bancshares, Inc. Profit-Sharing 401(k) Plan (and its predecessor plans) paid by our Company for each named executive officer;

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life insurance premiums paid by our Company for each named executive officer;

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our incremental cost attributable to personal use by each of Mr. Turner, Ms. Bruegenhemke and Mr. Guthrie of a Company-provided automobile (calculated in accordance with Internal Revenue Service guidelines); and

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country club membership dues paid by our Company for each named executive officer.

(3)
Mr. Guthrie joined our Company and became a named executive officer effective May 11, 2020.

Grants of Plan Based Awards
None of the named executive officers received grants of plan based awards during the year ended December 31, 2020.

Option Exercises and Stock Vesting
None of the named executive officers exercised any stock options, or acquired shares on vesting, during the year ended December 31, 2020.
Outstanding Equity Awards at Fiscal Year End
None of the named executive officers held any stock awards, stock options or other equity incentive plan awards as of December 31, 2020.
Profit-Sharing 401(k) Plan
We have established a profit-sharing plan under which all employees of the controlled group of corporations (namely, our Company and our affiliate bank) who have completed one year of service and attained age 21 are eligible to participate. The members of the controlled group may make a discretionary contribution to the trust associated with the plan. In general, the contributions by members of the controlled group to the trust for any given year are allocated to the accounts of the participants in direct proportion to the compensation of the participants for such year. The plan permits eligible participants to make elective deferrals up to a maximum dollar amount as set forth by law. These deferrals and earnings thereon are fully vested. Our Company matches a participant’s deferral contributions dollar for dollar up to 3% of such participant’s compensation (as compensation is defined in the plan).
Each participant may direct the trustee as to investment of his or her account. At the direction of a participant, the trustee can “invest” assets in a participant’s account in our common stock. Each participant may direct the trustee with respect to the voting of shares of our stock allocated to his or her account on such matters upon which shareholders are entitled to vote. As of December 31, 2020, the trust held 370,989.73 shares (or 5.8%) of our outstanding common stock.
The interest of a participant in employer contributions is subject to graded vesting over five years. After five years a participant becomes fully vested in the value of his or her employer contribution account. A participant whose employment terminates because of his or her normal retirement, death, or permanent disability is also fully vested. Payments are made to participants upon termination of service. A participant may withdraw his or her own contributions, but a participant may not borrow from the trust. The plan and the trust is administered by a retirement committee which is appointed by our board of directors.
The following table sets forth information with respect to each named executive officer concerning contributions, earnings and distributions under our profit-sharing plan and trust in 2020, as well as the year-end balance as of December 31, 2020.
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Awards/ Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
David T. Turner	26,000	28,364	81,578	—	2,117,541
Kathleen L. Bruegenhemke	26,000	24,561	(43,311)	—	1,332,302
Stephen E. Guthrie	10,096	2,019	547	—	12,662
Pension Plan
Pension Plan.   We previously established a defined benefit plan for employees of our Company and of our affiliate bank. Effective July 1, 2017, the plan was frozen to new and rehired employees, which means employees hired or rehired after June 30, 2017 are not eligible to participate in the plan. With respect to employees hired before July 1, 2017, all full-time employees become or became participants on the earlier of the first of January or the first of July coincident with or immediately following the later to occur of (i) the completion of one year of service or (ii) the attainment of the age of 21, and continue to participate so long as they continue to be full-time employees, until their retirement, death or termination of employment prior to normal retirement date. The plan has a five-year vesting schedule under which a participant becomes fully vested in his or her accrued benefit after completing five years of service. This plan provides for the payment of retirement and death benefits that are funded by investments which, at December 31, 2020, had an aggregate market value of approximately $30,083,927.
The normal retirement benefits provided under the plan for an employee retiring at age 65 with at least 25 years of continuous service are based upon 45% of his/her average compensation over a ten-year period, less 50% of his/her social security benefit. Compensation covered by the plan is an employee’s W-2 compensation plus deferrals under the cafeteria plan and 401(k) plan. Amounts reported in the compensation table include salaries, directors’ fees, commissions and bonuses. For employees with less than 25 years of continuous service, retirement benefits are reduced proportionally. Provision is made for early or late retirement and optional payment provisions are available. For a married participant, payment is by monthly benefit to the participant during his or her lifetime, and 50% of that amount is paid to the spouse monthly during the spouse’s life after the participant’s death. There are also optional provisions to take a reduced payment for their lifetime with an amount then paid to the spouse for their lifetime. For an unmarried participant, payment is by a lifetime monthly benefit, with payments guaranteed for the first 120 months. As of December 31, 2020, the present value of accumulated benefits payable to each of the named executive officers (other than Mr. Guthrie) under the pension plan, determined using interest rate and mortality rate assumptions consistent with those used in our consolidated financial statements, was $1,739,000 for Mr. Turner and $646,000 for Ms. Bruegenhemke. Mr. Guthrie joined our Company after the pension plan had been frozen to new employees, and therefore is not eligible to participate in the plan.
Excess Benefit Plan.   In 2018, we established an Excess Benefit Plan to restore certain retirement benefits that are denied under our defined benefit pension plan to selected key management and highly compensated employees, including our chief executive officer, because of applicable benefit limits under the Internal Revenue Code.
Under the terms of the Excess Benefit Plan, a participant is eligible to receive a monthly benefit beginning upon the later of the participant’s termination of employment or attainment of age 65. Benefits under the Excess Benefit Plan are paid as a single life annuity, with ten years certain. The monthly benefit generally will be equal to the hypothetical amount the participant would have received under our defined benefit pension plan if (i) the limits imposed by section 401(a)(17) of the Internal Revenue Code (annual compensation limit eligible to be taken into account for qualified retirement plan benefits) and section 415 of the Internal Revenue Code (maximum annual benefit under a pension plan) did not exist, minus the participant’s actual monthly benefit amount under our defined benefit pension plan. For purposes of the benefit calculations, any reduction for benefits commencing between the participant’s early retirement date and the normal retirement date or any increase in benefits commencing between the participant’s normal retirement date and late retirement date would be taken into account but any potential reduction due to inadequate funding of our defined benefit pension plan would be ignored.
The supplemental benefit under the Excess Benefit Plan commences in the first month after the later of the participant’s termination of employment or the participant’s attainment of age 65. If, on the participant’s benefit commencement date, the benefit has an actuarial equivalent single-sum value of less than $50,000, the benefit will be distributed in a single lump-sum payment. If required by section 409A of the Internal Revenue Code, benefit commencement may be delayed until the first business day of the seventh month following a participant’s separation from service.
The Excess Benefit Plan also provides for death benefits to a participant’s spouse or designated beneficiary. If a participant dies after benefits have started, the existing benefit (single life annuity with ten year certain payments) continues. If a participant’s death occurs before benefit payments have started, the death benefit amount is calculated based on a 120-month payment benefit commencing on the first day of the month following the month in which the participant would have attained age 65 and reduced by (i) 1/180th for each of the first 60 months the participant died before his or her 65th birthday, (ii) 1/360th for each of the second 60 months the participant died before his or her 65th birthday and (iii) actuarial reduced if the participant dies before age 55. If a participant dies before benefits have commenced, the death benefit will be paid for a period of 120 months and start within 90 days of the participant’s death. As of December 31, 2020, the present value of accumulated benefits payable to each of the named executive officers under the excess benefit plan, determined using interest rate and mortality rate assumptions consistent with those used in our consolidated financial statements was $2,119,299 for Mr. Turner, $0 for Ms. Bruegenhemke and $0 for Mr. Guthrie.
Change of Control Agreements
Our Company has entered into change of control agreements with approximately seven executive officers including Mr. Turner, Ms. Bruegenhemke and, effective February 24, 2021, Mr. Guthrie. These agreements provide that if, within two years after a change in control (as defined below), our Company or any subsidiary that is the primary employer of the executive terminates the executive’s employment other than by reason of the executive’s death, disability or for cause (as defined) or if the executive terminates his or her employment for good reason (as defined), the executive will be entitled to receive the following (in addition to any compensation and benefits earned but not yet paid as of the date of termination):
•
an amount equal to 24 to 36 times the executive’s highest monthly base salary for the twelve-month period immediately preceding the month in which employment was terminated;

•
an amount equal to two to three times the executive’s incentive bonus for the year immediately preceding the year in which employment was terminated;

•
the proportionate amount of any incentive bonus and other compensation, payments and benefits (or under some change of control agreements, including Mr. Guthrie’s, the proportionate amount of the target incentive award) which would otherwise have been received by the executive for the year in which employment was terminated;

•
any accrued and unpaid vacation pay; and

•
under some change of control agreements, including Mr. Guthrie’s, an amount equal to 24 times the cost of the monthly premium to cover him and any of his eligible dependents under the health, vision, dental, accident, disability and life insurance plans sponsored by our Company or its subsidiary bank on the date of termination.

Under some change of control agreements, including Mr. Guthrie’s, the amounts described above would also be payable if the termination of employment is made during the “pre-CIC protected period” (generally defined as the period commencing when (i) our Company enters into an agreement, the consummation of which would result in the occurrence of a change in control, (ii) there is a public announcement of an intention to take actions which, if consummated, would constitute a change in control, (iii) any person becomes the beneficial owner, directly or indirectly, of 10% or more of the combined voting power of our Company’s outstanding voting securities, or (iv) the Board or our shareholders approves any of the foregoing or any change in control, and ends upon the date the change in control transaction is either consummated, abandoned or terminated).
Except as provided in some change of control agreements, including Mr. Guthrie’s, the total payments made under the change of control agreements and under any other agreements, plans or arrangements as a result of a change in control is not permitted to be in excess of 5% of the aggregate cash consideration that our shareholders would receive as a result of a change of control. Under some change of control agreements, including Mr. Guthrie’s, the total payments made will be subject to reduction if, on a present value basis net of all resulting taxes imposed on him applying the highest marginal rate, the reduced amount would be equal or greater than the amount that would otherwise be paid to him (on that same present value basis). Our Company will reimburse the executive (specifically excluding Mr. Guthrie) for any excise taxes that result from any of the change of control payments being considered “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, and will make a gross-up payment to reimburse the executive for any income or other tax attributable to the excess parachute payment and to the tax reimbursement payments themselves. The change of control agreements require the executives to maintain the confidentiality of our confidential information prior to its disclosure by our Company.
A “change in control” generally is defined to take place when (a) a person or group (other than our Company and various affiliated persons or entities) becomes the beneficial owner, directly or indirectly, of 50% (35% in Mr. Guthrie’s agreement) or more of the total voting power of our outstanding securities,

(b) our shareholders approve a merger or consolidation involving our Company, other than a merger or consolidation in which at least 50% (60% in Mr. Guthrie’s agreement) of the total voting power of the voting securities of the surviving corporation is held by persons who were previously shareholders of our Company, or (c) our shareholders approve a plan of complete liquidation of our Company or, with certain limited exceptions, an agreement for the sale or disposition by our Company of all or substantially all of its assets.
The following table shows the potential payments upon certain termination events following or, if applicable, in prior to a change of control of our Company for each of the named executive officers if the termination and change of control had occurred on December 31, 2020 (and, in the case of Mr. Guthrie, if he had been a party to a change of control agreement with the Company on that date).
Benefit	Termination without Cause or for Good Reason After Change in Control
David T. Turner
Cash payment based on base salary(1)	1,485,180
Cash payment based on prior year bonus(2)	562,296
Cash payment based on current year bonus(3)	173,271
Accrued and unpaid vacation pay	76,163
280G tax gross-up(4)	1,434,420
Total for Mr. Turner	3,731,330
Kathleen L. Bruegenhemke
Cash payment based on base salary(1)	427,480
Cash payment based on prior year bonus(2)	92,598
Cash payment based on current year bonus(3)	53,430
Accrued and unpaid vacation pay	32,883
280G tax gross-up(4)	378,691
Total for Ms. Bruegenhemke	985,082
Stephen E. Guthrie
Cash payment based on base salary(1)	500,000
Cash payment based on prior year bonus(2)	0
Cash payment based on current year bonus(3)	40,240
Accrued and unpaid vacation pay	14,423
Cash payment based on insurance premiums(5)	33,347
Total for Mr. Guthrie	588,010

(1)
Represents the amount calculated pursuant to the change of control agreements equal to the product of the executive’s multiple (36, in the case of Mr. Turner, and 24, in the case of the other named executives) times the executive’s highest monthly base salary for the twelve-month period immediately preceding the month in which employment was terminated.

(2)
Represents the amount calculated pursuant to the change of control agreements equal to the product of the executive’s multiple (three, in the case of Mr. Turner, and two, in the case of the other named executives) times the executive’s incentive bonus for the year immediately preceding the year in which employment was terminated.

(3)
Represents the amount calculated pursuant to the change of control agreements equal to the proportionate amount of any incentive bonus and other compensation, payments and benefits (or under some change of control agreements, including Mr. Guthrie’s, the proportionate amount of the target incentive award) which would otherwise have been received by the executive for the year in which employment was terminated.

(4)
Represents an estimate of the amount calculated pursuant to the change of control agreements for the tax gross-up based upon the following assumed tax rates: Section 280G excise tax — 20%; federal income tax — 35%; state income tax — 6%; and Medicare tax — 1.45%.

(5)
Represents the amount calculated pursuant to the change of control agreements equal to the product of 24 times the monthly premium cost to cover the executive and his or her eligible dependents, if any and if enrolled, under the health, vision, dental, accident, disability and life insurance plans sponsored by our Company or our subsidiary bank as of December 31, 2020.

RELATED PARTY TRANSACTIONS
Our executive officers, directors and director nominees, their immediate family members, and companies associated with any such persons, may have been customers of, and had banking transactions with, our subsidiary bank (or its constituent predecessors) in the ordinary course of the bank’s business during 2019 and 2020. Among these banking transactions were the provision of loans and loan commitments by our subsidiary bank that (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to our Company or any of its subsidiaries, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.
On an annual basis, each executive officer, director and director nominee is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with our Company in which the executive officer, director and director nominee, or any member of his or her immediate family, have a direct or indirect material interest. Pursuant to our corporate governance guidelines, our board of directors is charged with resolving any conflict of interest question involving our chief executive officer or any other executive officer, and our chief executive officer is charged with resolving any conflict of interest issue involving any other officer or employee of our Company.
Our Company’s policy is that all transactions between us and our officers, directors and/or five percent shareholders will be on terms no more favorable to those related parties than the terms provided to our other customers.

INDEPENDENT AUDITOR FEES AND SERVICES
Independent Auditor Fees and Services
The following table presents fees for professional audit services rendered by KPMG LLP, our independent registered public accounting firm, for the audit of our annual financial statements and internal control over financial reporting for 2020 and 2019, and fees billed for other services rendered by KPMG LLP during such years. All audit and non-audit services provided to our Company by KPMG LLP were approved by our audit committee.
Type of Fee	2020	2019
Audit Fees(1)	$415,000	$430,000
Audit-Related Fees	—	10,900
HUD	40,000	50,000
Tax Fees(2)	52,000	49,000
All Other Fees	24,170	25,805
Total	$531,170	$565,705

(1)
Audit Fees, including those for statutory audits, include the aggregate fees paid by us for professional services rendered for the audit of our annual financial statements and the audit of internal control over financial reporting, as well as the review of financial statements included in our quarterly reports on Form 10-Q.

(2)
Tax Fees include the aggregate fees paid by us for professional services for tax compliance, tax advice and tax planning.

In making its determination regarding the independence of KPMG LLP, our audit committee considered whether the provision of the services for which we incurred the “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” was compatible with maintaining such independence.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
Pursuant to its charter, the audit committee of our board of directors is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between our Company and its independent auditor. Our engagement of KPMG LLP to conduct the audit of our Company for 2020 was approved by the audit committee on January 30, 2020. Additionally, each permissible non-audit engagement or relationship between our Company and KPMG LLP entered into since January 1, 2020 has been reviewed and approved by the audit committee. All audit-related, tax and all other fees were pre-approved by the audit committee. We have been advised by KPMG LLP that substantially all of the work done in conjunction with its audit of our financial statements for the most recently completed fiscal year was performed by permanent full time employees and partners of KPMG LLP.
The audit committee of our board of directors has adopted the following guidelines regarding the engagement of our independent registered public accounting firm to perform services for our Company:
The audit committee will pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for our Company by its independent registered public accounting firm, subject to the exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 which must be approved by the audit committee prior to the completion of the audit.

AUDIT COMMITTEE REPORT
The audit committee of our board of directors assists the board in fulfilling its responsibilities with respect to accounting and financial reporting practices and the scope and expense of audit and related services provided by external auditors, among others. The audit committee is composed of four directors. All committee members satisfy the definition of an “independent” director as established in the NASDAQ listing standards, and the board of directors has determined that Mr. Burkhead qualifies as an “audit committee financial expert” within the meaning of the rules and regulations of the SEC. The audit committee has adopted a written charter, which is available on our internet website (www.hawthornbancshares.com) under the “Governance Documents” menu tab.
In discharging its responsibilities regarding the financial reporting process, the audit committee:
•
Reviewed, and discussed with management and with our independent accountants, KPMG LLP, our December 31, 2020 financial statements and management’s assessment of our Company’s internal control over financial reporting as of December 31, 2020;

•
Discussed with our independent accountants the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and

•
Received the written disclosures and the letter from our independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with our independent accountants that firm’s independence. In this regard, the audit committee has considered whether the services provided under other non-audit services are compatible with maintaining the independence of KPMG LLP.

Based upon the audit committee’s discussions with management and the independent accountants, and the audit committee’s review of the representations of management, the audit committee recommended that the board of directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020, to be filed with the SEC.
Audit Committee
Philip D. Freeman	Frank E. Burkhead	Kevin L. Riley	Gus S. Wetzel, III

OWNERSHIP OF COMMON STOCK
Owners of More than 5% of the Outstanding Shares.   The table below sets forth information as of December 31, 2020 (unless otherwise indicated below) with respect to the beneficial ownership of shares of all series of our common stock by each person known to our Company to own beneficially more than 5% of the aggregate number of the outstanding shares of our common stock. All information with respect to beneficial ownership has been furnished by the respective 5% or more shareholders.
Name	Amount and Nature of Beneficial Ownership(1)	Percentage of Shares Outstanding(1)
Ategra Community Financial Institution Fund, L.P. Ategra GP, LLC Ategra Capital Management, LLC Jonathan D. Holtaway Jacques Rebibo(2)	341,843	5.3%
BlackRock, Inc.(3)	332,731	5.1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities.

(2)
According to a Schedule 13D filed with the SEC on August 19, 2020, Ategra Community Financial Institution Fund, L.P., Ategra GP, LLC, Ategra Capital Management, LLC, Jonathan Holtaway and Jacques Rebibo are reported as having shared voting and dispositive power with respect to 341,843 shares as of that date. The address of each of the reporting persons is 8229 Boone Blvd., Suite 305, Vienna, VA 22182.

(3)
According to a Schedule 13G filed with the SEC on February 2, 2021, BlackRock, Inc., is reported as having sole voting and dispositive power with respect to 332,731 shares as of December 31, 2020. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

Ownership by Directors and Executive Officers.   The table below sets forth information, as of January 29, 2021 (unless otherwise indicated below), with respect to the beneficial ownership of shares of all series of our common stock by:
•
our chief executive officer, our principal financial officer and our only other named executive officer;

•
each of our current directors and director nominees; and

•
our executive officers and directors as a group.

All information with respect to beneficial ownership has been furnished by the respective directors, director nominees or officers, as the case may be.
Name	Amount and Nature of Beneficial Ownership(1)	Percentage of Shares Outstanding(1)
Kathleen L. Bruegenhemke(2)	77,023.79	1.2%
Frank E. Burkhead(3)	14,322.75	*
Philip D. Freeman(4)	87,729.53	1.4%
Stephen E. Guthrie(5)	3,000.00	*
Jonathan D. Holtaway(6)	341,843.00	5.3%
Kevin L. Riley(7)	30,070.90	*
David T. Turner(8)	87,154.81	1.4%
Gus S. Wetzel, III(9)	102,411.34	1.6%
All directors & executive officers as a group (8 persons)	743,556.12	11.7%

*
Less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage ownership calculations are based on 6,363,618 shares of common stock outstanding on January 29, 2021.

(2)
Includes 52,473.43 shares held in our Company’s Profit-Sharing 401(k) Plan for Ms. Bruegenhemke’s benefit.

(3)
Includes 5,210.68 shares held by Mr. Burkhead, as to which he has sole voting and investment power and 9,112.07 shares held jointly by Mr. Burkhead and his spouse, as to which they share voting and investment power.

(4)
All 87,729.53 shares are held of record by a revocable living trust, of which Mr. Freeman is a trustee, for the benefit of Mr. Freeman and his spouse.

(5)
Includes 3,000 shares held of record by a revocable living trust, of which Mr. Guthrie is a trustee, for the benefit of Mr. Guthrie and his spouse.

(6)
All 341,843 shares are held by Ategra Community Financial Institution Fund, LP (the “Fund”) as to which shares Mr. Holtaway has shared voting and investment power. Mr. Holtaway serves as an owner and a managing member of the general partner of the Fund, as an owner, president and managing member of the registered investment advisor that manages the Fund and as co-portfolio manager of the Fund. See also “Owners of More than 5% of the Outstanding Shares” above.

(7)
All 30,070.90 shares are held of record by a revocable living trust, of which Mr. Riley is a trustee, for the benefit of Mr. Riley and his spouse.

(8)
Includes 48,694.93 shares held in our Company’s Profit-Sharing 401(k) Plan for Mr. Turner’s benefit.

(9)
Includes 3,929.50 shares held of record by a revocable living trust, of which Mr. Wetzel is a trustee, for the benefit of Mr. Wetzel and 94,694.08 shares are held by Wetzel Investments, Ltd. Mr. Wetzel is a minority owner of Wetzel Investments, Ltd. and, together with his siblings, has shared dispositive power with respect to the 98,481.84 shares held by it but has sole voting power with respect to those shares. Mr. Wetzel disclaims beneficial ownership of the shares held by Wetzel Investments, Ltd. except to the extent of his pecuniary interest therein.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
Our Company currently does not have any equity compensation plan pursuant to which options, rights, warrants or other equity awards may be granted. As of December 31, 2020, there were no outstanding options, rights, warrants or other equity awards pursuant to which shares of our capital stock may be issued.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of any class of equity securities of our Company registered pursuant to Section 12 of the Exchange Act, to file with the SEC initial reports of ownership and reports of changes in ownership in such securities and other equity securities of our Company. SEC regulations require directors, executive officers and greater than 10% shareholders to furnish our Company with copies of all Section 16(a) reports they file.
To our knowledge, based solely on review of the copies of such reports furnished to our Company and written representations that no other reports were required, during the year ended December 31, 2020, all Section 16(a) filing requirements applicable to our directors, executive officers and greater than 10% shareholders were complied with on a timely basis except that Mr. Riley was late in filing a report on Form 4 with respect to one transaction involving 900 shares.

SHAREHOLDER PROPOSALS
It is anticipated that our 2022 annual meeting of shareholders will be held on June 7, 2022. For a shareholder proposal to be considered for inclusion in our proxy materials for that meeting, our corporate secretary must receive the written proposal at our principal executive offices no later than December 30, 2021. Each such proposal also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. Proposals should be addressed to:
Hawthorn Bancshares, Inc.
132 East High Street
Jefferson City, MO 65101
Attention: Secretary
For a shareholder proposal that is not intended to be included in our proxy materials for that meeting under Rule 14a-8, the shareholder must provide the information required by our Bylaws and give timely notice to our corporate secretary in accordance with our Bylaws, which, in general, require that the notice be received by the secretary between:
•
March 10, 2022 (the 90th day prior to the first anniversary of the preceding year’s annual meeting); and

•
the close of business on April 9, 2022 (the 60th day prior to the first anniversary of the preceding year’s annual meeting), unless,

the date of the shareholder meeting is moved more than 30 days before or after June 7, 2022 (the date currently contemplated for our 2022 annual meeting), in which case notice of a shareholder proposal that is not intended to be included in our proxy materials under Rule 14a-8 must be received not later than the close of business on the later of 90 days in advance of such annual meeting or 10 days following the date on which public announcement of the date of the meeting is first made.
Any of our shareholders may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to our corporate secretary at the address set forth above.
To nominate an individual for election at an annual shareholder meeting, the shareholder must give timely notice to our corporate secretary in accordance with our Bylaws, which, in general, require that the notice be received by the secretary between:
•
March 10, 2022 (the 90th day prior to the first anniversary of the preceding year’s annual meeting); and

•
the close of business on April 9, 2022 (the 60th day prior to the first anniversary of the preceding year’s annual meeting), unless,

the date of the shareholder meeting is moved more than 30 days before or after June 7, 2022 (the date currently contemplated for our 2022 annual meeting), in which case the nomination must be received not later than the close of business on the later of 90 days in advance of such annual meeting or 10 days following the date on which public announcement of the date of the meeting is first made.
You may contact our corporate secretary at the address set forth above for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.
Proxies solicited in connection with our 2022 annual meeting of shareholders will confer on the appointed proxies discretionary voting authority to vote on shareholder proposals that are not presented for inclusion in the proxy materials unless the proposing shareholder notifies our Company by March 15, 2022 that such proposal will be made at the meeting.

OTHER MATTERS
The board of directors does not know of any matters to be brought before the annual meeting other than those described in this proxy statement.
By Order of the Board of Directors
David T. Turner
Chairman of the Board, President
and Chief Executive Officer
April 29, 2021
Jefferson City, Missouri

Signature of Shareholder Date: Signature of Shareholder Date:Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give fulltitle as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.To change the address on your account, please check the box at right andindicate your new address in the address space above. Please note thatchanges to the registered name(s) on the account may not be submitted viathis method.JOHN SMITH1234 MAIN STREETAPT. 203NEW YORK, NY 10038ANNUAL MEETING OF SHAREHOLDERS OFHAWTHORN BANCSHARES, INC.June 8, 2021INTERNET - Access “www.voteproxy.com” and follow the on-screeninstructions or scan the QR code with your smartphone. Have yourproxy card available when you access the web page.TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) inthe United States or 1-718-921-8500 from foreign countries from anytouch-tone telephone and follow the instructions. Have your proxycard available when you call.Vote online/phone until 11:59 PM Eastern Time the day before themeeting.MAIL - Sign, date and mail your proxy card in the envelopeprovided as soon as possible.IN PERSON - You may vote your shares in person by attendingthe Annual Meeting.GO GREEN - e-Consent makes it easy to go paperless. Withe-Consent, you can quickly access your proxy material, statementsand other eligible documents online, while reducing costs, clutterand paper waste. Enroll today via www.astfinancial.com to enjoyonline access.PROXY VOTING INSTRUCTIONSPlease detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE TWO LISTED NOMINEES AS DIRECTORS,AND "FOR" PROPOSALS 2 AND 3.PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE xCOMPANY NUMBERACCOUNT NUMBERNOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:The Notice of Meeting, Proxy Statement and Proxy Cardare available at http://www.astproxyportal.com/ast/19165/00003333000000000000 2 0608211. ELECTION OF TWO CLASS II DIRECTORS.NomineesFrank E. BurkheadGus S. Wetzel, III2. Proposal to ratify the selection of the accounting firm of KPMG LLP as theCompany’s independent registered public accounting firm for 2021.3. Proposal to provide advisory approval of the compensation of theCompany’s executives disclosed in the Proxy Statement.This Proxy will be voted as directed, but if no instructions are specified, this Proxy will be voted“For” the election of the two (2) persons listed above as class II directors of the Company for thenext three years and “For” approval of proposals 2 and 3 identified above. In their discretion, theappointed proxies and agents are authorized to vote upon such other business as may properlybe presented at the Meeting. This Proxy is solicited on behalf of the Board of Directors and maybe revoked prior to its exercise.1. Election of three Class lI directors (or if the nominee is not available for election, a substitutedesignated by the Board of Directors).FOR AGAINST ABSTAIN

Signature of Shareholder Date: Signature of Shareholder Date:Note: Please sign exactly as your name or names appear on this Proxy/Direction to Trustee. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, pleasegive full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.To change the address on your account, please check the box at right andindicate your new address in the address space above. Please note thatchanges to the registered name(s) on the account may not be submitted viathis method.JOHN SMITH1234 MAIN STREETAPT. 203NEW YORK, NY 10038ANNUAL MEETING OF SHAREHOLDERS OFHAWTHORN BANCSHARES, INC.June 8, 2021INTERNET - Access “www.voteproxy.com” and follow the on-screeninstructions or scan the QR code with your smartphone. Have yourProxy/Direction to Trustee available when you access the web page.TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) inthe United States or 1-718-921-8500 from foreign countries from anytouch-tone telephone and follow the instructions. Have yourProxy/Direction to Trustee available when you call.Vote online/phone until 11:59 PM Eastern Time, May 28, 2021.MAIL - Sign, date and mail your Proxy/Direction to Trustee in theenvelope provided as soon as possible.GO GREEN - e-Consent makes it easy to go paperless. Withe-Consent, you can quickly access your proxy material, statementsand other eligible documents online, while reducing costs, clutterand paper waste. Enroll today via www.astfinancial.com to enjoyonline access.PROXY/DIRECTION TO TRUSTEE VOTING INSTRUCTIONSPlease detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE TWO LISTED NOMINEES AS DIRECTORS,AND "FOR" PROPOSALS 2 AND 3.PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x------------------ ----------------00003333000000000000 2 060821COMPANY NUMBERACCOUNT NUMBERNOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:The Notice of Meeting, Proxy Statement and Proxy/Direction to Trusteeare available at http://www.astproxyportal.com/ast/19165/1. ELECTION OF TWO CLASS II DIRECTORS.NomineesFrank E. BurkheadGus S. Wetzel, III2. Proposal to ratify the selection of the accounting firm of KPMG LLP as theCompany’s independent registered public accounting firm for 2021.3. Proposal to provide advisory approval of the compensation of theCompany’s executives disclosed in the Proxy Statement.The shares of the company’s stock credited to your account in the Company’s Profit - Sharing401(k) Plan will be voted as directed in this Proxy/Direction to Trustee. If no instructions arespecified with respect to the election of any nominee for director, your shares will be voted toabstain. If no instructions are specified with respect to any other matter presented at the Meeting,your shares will be voted to abstain. This Proxy/Direction to Trustee is solicited on behalf of theBoard of Directors and may be revoked prior to its exercise.FOR AGAINST ABSTAIN